Exhibit 99.1: Peoples Financial Corporation Press Release Dated April 26, 2017

FOR IMMEDIATE RELEASE

For more information, contact:

Paul D. Guichet, Vice President

228-435-8761

pguichet@thepeoples.com

PEOPLES FINANCIAL CORPORATION REPORTS RESULTS FOR

FIRST QUARTER OF 2017

BILOXI, MS (April 26, 2017 )—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, reported net income of $74,000 for the first quarter of 2017, announced Chevis C. Swetman, chairman and chief executive officer of the Holding Company and the Bank.

Provision for loan losses during the first quarter of 2017 decreased to $26,000 compared to $113,000 for the same period last year. The Allowance for Loan Losses as a percentage of total loans was 1.81% as of March 31, 2017 as compared to 2.24% as of March 31, 2016.

As of March 31, 2017, Other Real Estate (“ORE”) was $8,247,000 compared to $9,840,000 as of March 31, 2016. The Company had no loans past due 90 days and still accruing at March 31, 2017 compared to $179,000 at March 31, 2016. For the first quarter of 2017, nonaccrual loans decreased to $13,319,000 compared to $15,448,000 for the same period last year.

“Our first quarter performance illustrates our continued improvement in asset quality,” said Swetman. “We are confident 2017 will be a positive year toward enhancing our long-term financial prosperity,” he added.

Earnings per weighted average share was $0.01 for the first quarter of 2017 and 2016. Per share figures are based on weighted average common shares outstanding of 5,123,186 for the three-month periods ended March 31, 2017 and March 31, 2016.

The Company’s primary capital ratio decreased to 13.36% as of March 31, 2017, compared to 14.85% at the end of the same period in 2016.

Founded in 1896, with $725 million in assets as of March 31, 2017, The Peoples Bank operates 18 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION

(In thousands, except per share figures) (Unaudited)

EARNINGS SUMMARY
Three Months Ended March 31,	2017	2016
Net interest income	$4,322	$4,538
Provision for loan losses	26	113
Non-interest income	1,542	1,643
Non-interest expense	5,764	5,992
Net income	74	76
Earnings per share	.01	.01

TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES
Three Months Ended March 31,	2017	2016
Allowance for loan losses, beginning of period	$5,466	$8,070
Recoveries	49	44
Charge-offs	(59)	(663)
Provision for loan losses	26	113

Allowance for loan losses, end of period	$5,482	$7,564

PERFORMANCE RATIOS
March 31,	2017	2016
Return on average assets	.04%	.04%
Return on average equity	.33%	.33%
Net interest margin	2.85%	3.12%
Efficiency ratio	99%	99%

BALANCE SHEET SUMMARY
March 31,	2017	2016
Total assets	$725,387	$700,237
Loans	303,192	337,911
Securities	274,280	243,982
Other real estate (ORE)	8,247	9,840
Total deposits	616,343	581,235
Shareholders’ equity	89,629	93,156
Book value per share	17.49	18.18
Weighted average shares	5,123,186	5,123,186

PERIOD END DATA
March 31,	2017	2016
Allowance for loan losses as a percentage of loans	1.81%	2.24%
Loans past due 90 days and still accruing		179
Nonaccrual loans	13,319	15,448
Primary capital	13.36%	14.85%